Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Full Year and Fourth Quarter 2011 Financial Results

Full Year Net Income Available to Shareholders Increases 24% to $16.7 million

WINTER PARK, Fla.--(BUSINESS WIRE)--February 10, 2012--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for the full year and fourth quarter ended December 25, 2011.

Highlights for the fourth quarter and full year 2011 compared to the fourth quarter and full year 2010 were as follows:

Revenues: Total revenues in the fourth quarter rose 7.1% to $99.6 million compared to $93.0 million in the prior year. Total revenues in full year 2011 rose 4.7% to $369.6 million compared to $353.0 million in the prior year.

  Company-owned comparable restaurant sales for Ruth’s Chris Steak House accelerated in the fourth quarter increasing 7.7%.
  Company-owned comparable restaurant sales for Mitchell’s Fish Market increased 0.4% in the fourth quarter.

Operating expenses: Operating expenses increased by $9 million or 10.3% in the fourth quarter of 2011 compared to the fourth quarter of 2010.

  Expenses in the fourth quarter of 2011 were adversely impacted by a $3.0 million non-cash charge for the impairment of an intangible asset (Mitchell’s Fish Market trade name) and a $0.4 million non-cash loss on the disposal of property and equipment related to restaurant renovations.
  The fourth quarter of 2010 was negatively impacted by a $0.8 million non-cash charge for the impairment of certain property and equipment.

Net income: Net income available to preferred and common shareholders in the fourth quarter decreased to $1.9 million, or diluted earnings per common share of $0.04, compared to net income of $3.9 million, or diluted earnings per common share of $0.09, in the fourth quarter of 2010.

  Excluding the non-cash charges and income from discontinued operations, non-GAAP diluted earnings per common share was $0.11 compared to $0.09 in the prior year. See the attached Reconciliation of Non-GAAP Financial Measure table for supporting details.

  Balance Sheet: At the end of the fourth quarter of 2011, the Company had $22.0 million in debt outstanding under its senior credit agreement, a decrease of $17.4 million from $39.4 million at the end of the third quarter.
  Development: During the quarter, the Company opened a franchise location in Asheville, NC.
  Full year 2011 results: Revenue and net income available to preferred and common shareholders for full year 2011 were up 4.7% and 24.0%, respectively. Diluted earnings per common share increased 14.7% to $0.39.

Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., stated, “We’re extremely pleased with the continued momentum of the Ruth’s Chris brand. Our same store sales growth of 7.7% at Ruth’s, on top of last year’s 9.2% increase, demonstrates our ongoing focus on exemplary service and distinctive, high-quality offerings. It also marks the seventh consecutive quarter of comparable sales growth and our eighth consecutive quarter of traffic gains in the Ruth’s Chris brand. We’re also encouraged that Mitchell’s same store sales continued its upward trajectory and returned to positive territory during the quarter. As we announced earlier this week, we are transitioning the leadership at Mitchell’s from Sam Tancredi to Pete Beadrault. Pete brings to Mitchell’s a broad multi-unit operator history and a record of positioning concepts for growth and profitability. We are thankful for Sam’s efforts over the last three years and look forward to Pete’s future contributions. Looking ahead to 2012, while food inflation is expected to provide continued cost challenges, we believe that through the efforts of our entire team, we have further strengthened our brand during the past year and believe we are well positioned to take advantage of continued improvement in the upscale dining segment during 2012.”

Review of Fourth Quarter 2011 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $99.6 million in the fourth quarter of 2011 compared to $93.0 million in the same quarter last year.

Company-owned restaurant sales increased 6.8% to $95.4 million for the fourth quarter of 2011 from $89.3 million in the same quarter last year. Total operating weeks for the quarter were flat year-over-year at 1,105.

Ruth’s Chris Steak House Sales

  Average weekly sales for Ruth’s Chris Steak House were $94.0 thousand in the fourth quarter of 2011 compared to $86.8 thousand in the fourth quarter of 2010.
  For the fourth quarter of 2011, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 7.7%, which consisted of an entrée increase of 6.1% along with an average check increase of 1.5%.

Mitchell’s Fish Market Sales

  Average weekly sales at Mitchell’s Fish Market were $64.0 thousand in the fourth quarter of 2011 compared to $63.8 thousand in the prior year fourth quarter.
  Comparable restaurant sales at Mitchell’s Fish Market increased 0.4%, which consisted of an entrée decrease of 0.9% and an average check increase of 1.4%.

Franchise Income

  Franchise income increased 13.4% to $3.6 million in the fourth quarter of 2011 from $3.2 million in the prior year fourth quarter partially driven by the opening of two new locations in 2011, Grand Rapids, MI and Asheville, NC.
  Comparable franchise-owned restaurant sales increased 8.0% in the fourth quarter of 2011, which consisted of an entrée increase of 7.8% and an average check increase of 0.2%.

Operating Expenses

  Food and beverage costs, as a percentage of restaurant sales, increased 110 basis points in the fourth quarter to 31.6% driven by unfavorable beef costs.
  Restaurant operating expenses, as a percentage of restaurant sales, increased 10 basis points in the fourth quarter to 50.9% due to higher health insurance costs.
  General and administrative expenses decreased $0.7 million to $5.8 million or 5.8% of total revenues.

Net income: Net income available to preferred and common shareholders in the fourth quarter decreased to $1.9 million, or diluted earnings per common share of $0.04, compared to net income available to preferred and common shareholders of $3.9 million, or diluted earnings per common share of $0.09, in the fourth quarter of 2010.

  Excluding the non-cash charges and income from discontinued operations, our non-GAAP diluted earnings per common share was $0.11 compared to $0.09 in the prior year. See the attached Reconciliation of Non-GAAP Financial Measure table for supporting details.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is providing the following 2012 outlook:

  Cost of goods sold of 31.0% to 32.0% of restaurant sales
  Restaurant operating expenses of 51.0% to 52.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues
  General and administrative expenses of $25 million to $26 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $10 to $12 million
  Fully-diluted shares outstanding of 43.3 million to 44.0 million

Conference Call

The Company will host a conference call to discuss fourth quarter 2011 financial results today at 8:30 AM Eastern Standard Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 888-329-8903 or for international callers by dialing 719-457-2632. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 2074549. The replay will be available until February 17, 2012. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income - Unaudited
(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		52 Weeks Ending
	December 26,	December 25,	December 26,	December 25,
	2010	2011	2010	2011

Revenues:
Restaurant sales	$89,333	$95,409	$337,721	$353,606
Franchise income	3,174	3,598	11,532	12,464
Other operating income	497	634	3,722	3,503
Total revenues	93,004	99,641	352,975	369,573

Costs and expenses:
Food and beverage costs	27,215	30,179	100,475	109,577
Restaurant operating expenses	45,341	48,560	177,538	183,294
Marketing and advertising	3,361	4,106	11,469	11,806
General and administrative costs	6,496	5,789	22,800	22,803
Depreciation and amortization expenses	3,776	3,884	15,360	14,859
Pre-opening costs	3	-	387	192
Loss on impairment	805	3,042	805	3,042
Restructuring benefit	-	-	(1,683)	(502)
Loss on the disposal of property and equipment, net	21	436	21	436
Operating income	5,986	3,645	25,803	24,066

Other income (expense):
Interest expense, net	(927)	(605)	(4,244)	(2,892)
Other	161	(7)	20	(486)

Income from continuing operations before income tax expense	5,220	3,033	21,579	20,688

Income tax expense	948	451	4,769	1,597

Income from continuing operations	4,272	2,582	16,810	19,091

Loss (income) on discontinued operations, net of income tax benefit (expense)	(358)	(33)	853	(458)

Net income	$4,630	$2,615	$15,957	$19,549
Preferred stock dividends	623	623	2,178	2,493
Accretion of preferred stock redemption value	88	88	309	353
Net income available to preferred and common shareholders	$3,919	$1,904	$13,470	$16,703
Basic earnings per common share:
Continuing operations	$0.08	$0.04	$0.36	$0.38
Discontinued operations	0.01	-	(0.02)	0.01
Basic earnings per share	$0.09	$0.04	$0.34	$0.39

Diluted earnings per common share:
Continuing operations	$0.08	$0.04	$0.36	$0.38
Discontinued operations	0.01	-	(0.02)	0.01
Diluted earnings per share	$0.09	$0.04	$0.34	$0.39

Shares used in computing net income per common share:
Basic	33,978,855	34,149,429	32,513,867	34,093,104
Diluted	42,981,033	43,324,815	40,239,854	43,252,101

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(Unaudited - dollar amounts in thousands)

	December 26,	December 25,
	2010	2011
Cash and cash equivalents	$5,018	$3,925
Total assets	249,069	240,682
Long-term debt	51,000	22,000
Total shareholders' equity	80,361	99,640

Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-cash items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure
(Unaudited - amounts in dollars)

	13 Weeks Ending
	December 26,	December 25,
	2010	2011

GAAP diluted earnings per common share	$0.09	$0.04
Net of tax impact of excluding certain non-cash items - see Note	0.01	0.07
Net of tax impact of excluding income on discontinued operations	(0.01)
Non-GAAP diluted earnings per common share	$0.09	$0.11

Note - excluded after tax impacts of loss on impairment and loss on disposal of property and equipment.

CONTACT:
For Ruth’s Hospitality Group, Inc.
Media
Alecia Pulman, 203-682-8224
apulman@icrinc.com
or
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Fitzhugh Taylor, 203-682-8261
ftaylor@icrinc.com